                                  EXHIBIT 22

                        SUBSIDIARIES OF THE REGISTRANT


 .  Fechtor, Detwiler & Co., Inc.

 .  James Mitchell & Co.

   .  JMC Insurance Services Corporation

   .  JMC Financial Corporation

   .  JMC Insurance Agency of New York, Inc.

   .  JMC Insurance Services Corporation of Texas

 .  JMC Investment Services, Inc.